Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – February 14, 2012

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On February 14, 2012, the Board of Directors of Auburn National Bancorporation, Inc. (Nasdaq: AUBN) declared a first quarter $0.205 per share cash dividend, payable March 26, 2012 to shareholders of record as of March 9, 2012. This represents a 2.5% increase over dividends declared for the first quarter of 2011. On an annual basis, the cash dividend paid to shareholders has increased in 16 of the last 17 years.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $776 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank opened a new full-service branch in Valley, Alabama during the fourth quarter of 2011. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. The Bank also operates a commercial loan production office in Montgomery, Alabama, which opened during the third quarter of 2011, and a residential mortgage loan office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.